Exhibit 99.1
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
Board of Directors
Applica Incorporated
3633 Flamingo Road
Miramar, Florida 33027
Ladies and Gentlemen:
We hereby consent to the inclusion of our opinion letter, dated July 21, 2006, to the Board of Directors of Applica Incorporated (“Applica”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinion of Applica’s Financial Advisor” and “THE SPIN-OFF AND MERGER — Opinion of Applica’s Financial Advisor” in, the Proxy Statement/Prospectus/Information Statement relating to the proposed merger involving Applica and HB-PS Holding Company, Inc. (“HB-PS”), which Proxy Statement/Prospectus/Information statement forms a part of HB-PS’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC
September 12, 2006